UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Comcast Corporation
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A SPECIAL MESSAGE FROM
COMCAST CORPORATION TO ITS SHAREHOLDERS

May 20, 2004

Comcast shareholders will be voting on many key issues at the annual shareholders meeting on May 26, 2004. The issues to be voted upon are important for the company and for you.

While all the issues at the annual meeting are significant, there are several that merit special mention. You recently received a letter from the AFL-CIO urging you to ignore the recommendations of our Board of Directors and vote against two of our directors at this year’s annual meeting – Brian Roberts and Decker Anstrom. The AFL-CIO is also urging you to reject the recommendation of our Board and vote for shareholder proposals 5 and 9 -- to establish a two-thirds independent board and adopt a recapitalization plan. We urge you to continue to support the Board and management team and ask for your votes in favor of all director nominees and against all five shareholder proposals.

COMCAST’S CORPORATE GOVERNANCE HAS
BEEN STRONG AND IS GETTING BETTER

At the outset, it is important to mention that Comcast takes very seriously the need for strong corporate governance in order to ensure that the interests of management are aligned with the interests of shareholders. Before it was popular to talk about such matters, Comcast’s Board of Directors consisted of a majority of independent directors and Comcast had a strong, independent Audit Committee.

With our acquisition of AT&T Broadband 18 months ago, we have literally created a new company that adheres to basic principles of strong corporate governance. We have developed:

  state of the art charters for our Audit, Compensation, and Governance and Directors Nominating Committees;

  posted our governance guidelines, committee charters, committee membership, and other key governance information on our website;
  instituted a business integrity line to facilitate anonymous and identifiable complaints by employees;
  adopted a new, state-of-the-art code of ethics and business conduct and posted it on our website;
  provided a way for our shareholders to contact the Board;
  started executive sessions of the Board of Directors with only the independent directors present; and
  put forth a proposal to remove Brian L. Roberts from the Governance and Directors Nominating Committee and to limit its membership to independent directors of the Board.

Given the strong Comcast track record for aligning the interests of management with the interests of shareholders, the AFL-CIO’s positions are puzzling at best. The company again urges you to SUPPORT all of our nominees for the Board and to vote AGAINST all five shareholder proposals.

ISS RECOMMENDS VOTING FOR BRIAN ROBERTS
AND FOR DECKER ANSTROM

A major reason cited by the AFL-CIO to withhold your vote from Mr. Roberts is his role as the chair of the Governance and Directors Nominating Committee. The governance structure put in place during the merger of Comcast and AT&T Broadband was intended to provide governance stability during the integration and transition to a much larger company. With the integration of AT&T Broadband proceeding so well, the decision was made to amend the company’s charter to permit Mr. Roberts to resign from the Governance and Directors Nominating Committee, which will occur immediately following the Annual Meeting next week.

The AFL-CIO also states that certain professional relationships compromise Mr. Anstrom’s independence (Mr. Anstrom is the President and COO of Landmark Communications, which is the parent for the Weather Channel, which is carried on Comcast’s cable systems around the country). Under NASDAQ rules and our corporate governance guidelines, Mr. Anstrom qualifies as an independent director since the amount of programming fees Comcast pays for the Weather Channel falls well within the NASDAQ limits. The Board also determined that this business relationship is on customary arms-length terms and is not material to Comcast, and that Mr. Anstrom has no significant personal relationships with Comcast or any of our executive officers or other employees. Additionally, although Mr. Anstrom is an executive officer of the parent of the Weather Channel, he is not directly involved in the negotiations of agreements for the carriage of the Weather Channel by Comcast. ISS properly recognizes the relationship as historical in nature and within the guidelines set forth under the applicable NASDAQ rules and feels it does not rise to a level of significance to render Mr. Anstrom affiliated.

As a result, ISS recommends voting FOR Brian Roberts and Decker Anstrom, as well as all of our other directors. We urge you to do the same. There should be no question on the qualifications or importance of Mr. Roberts to Comcast. And there is no basis to suggest that both Mr. Anstrom and Mr. Roberts will not perform in the best interest of Comcast shareholders.

WE URGE YOU TO SUPPORT THE BOARD
AND VOTE AGAINST SHAREHOLDER
PROPOSALS 5 THROUGH 9

We urge you to vote AGAINST shareholder proposals 5 through 9. The AFL-CIO letter makes no new arguments that would justify rejection of the Board’s recommendations on the two shareholder proposals – numbers 5 and 9 – favored by the AFL-CIO.

COMCAST HAS A MAJORITY
INDEPENDENT BOARD

Comcast has a majority independent board as defined by today’s governance standards. There is no dispute that Comcast fully complies with all legal and regulatory standards with respect to the independence of its board. No unique rules requiring stricter measures of independence should be applied to Comcast. Each member of the Audit Committee, Compensation Committee, and Governance and Directors Nominating Committee (other than Mr. Brian L. Roberts, who will be resigning from the committee immediately following this year’s annual meeting) is independent as defined under NASDAQ rules.

Comcast believes that shareholders should not overlook the critical role served by our directors who are not independent under relevant standards. These individuals are uniquely situated to provide insight into our company’s significant opportunities and risks, our competitive strengths and weaknesses, and the challenges facing the business as a whole and play a critical role in the Board’s deliberations and decision making. While independent judgment in the boardroom is essential, the Board believes that a majority independent board combined with independent key committees, regular executive sessions of independent directors, and other safeguards against conflicts of interest provides the optimum mix of talent, experience, and independent judgment and promotes clear and objective decision making in the best interest of all shareholders.

COMCAST’S DUAL CLASS VOTING STOCK HAS NOT
IMPAIRED SHAREHOLDER VALUE

The dual class structure for Comcast stock has existed since 1972 when Comcast went public and has contributed to Comcast’s stability and long-term shareholder returns. The dual class is common in the media industry and also can be found in such outstanding companies as Viacom, The New York Times, and The Washington Post.

It is also important to note that there has been a recent significant change with respect to the dual class voting structure that has been a hallmark of Comcast’s capital structure for more than three decades. Before Comcast’s acquisition of AT&T Broadband in November 2002, Mr. Brian L. Roberts beneficially owned Comcast stock representing approximately 87% of the combined voting power of all Comcast stock. In connection with that transaction, Mr. Roberts agreed to reduce his voting interest to a 33 1/3% nondilutable interest. Without this concession, the AT&T Broadband transaction, which has proved so beneficial to Comcast, would not have been possible. We expect to maintain this voting structure and do not believe that it represents any impairment to the interests of our shareholders.

We believe that the historical success of Comcast is owed in large part to the respected and stable leadership provided by Mr. Roberts and before him by the leadership provided by Ralph Roberts. Through their leadership and focus on long-term growth, Comcast has a proven track record for creating shareholder value. Comcast shares have consistently outperformed leading stock indices by significant margins, including the S&P 500 by a margin of more than 2 to 1 since Comcast went public in 1972. We believe that Mr. Roberts has been, and will continue to be, crucial to the long-term success of our business and our position of financial strength.

CONCLUSION

Comcast has demonstrated a strong track record for aligning the interests of its management with the interests of its shareholders, and this has inured to the benefit of the company’s shareholders for more than three decades. We urge you to continue to support the Board and management team and ask for your votes in favor of all director nominees and against all five shareholder proposals.

Arthur R. Block
Secretary